UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2006
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware 001-16295	001-16295	75-2759650
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On February 16, 2006, Encore Acquisition Company (the “Company”) issued a press release announcing its unaudited fourth quarter and full year 2005 results. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
     The information being furnished pursuant to Item 2.02 of this Form 8-K and in Exhibit 99.2 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 8.01 Other Events
Unaudited Fourth Quarter and Full Year 2005 Results
     Net income for the full year of 2005 increased to $103.4 million, or $2.09 per diluted share, on revenues of $457.3 million. This compares to full year 2004 net income of $82.1 million, or $1.72 per diluted share, on revenues of $298.5 million. Net income for the year ended December 31, 2005 included a one-time loss on early redemption of debt of $19.5 million relating to the Company’s debt refinancing and issuance of $300 million of 6.0% Senior Subordinated Notes due 2015. For 2005, cash flow from operations increased 70% to $292.3 million from the $171.8 million in operating cash flow generated in 2004.
     Total production volumes for 2005 increased 15% to 10.4 million barrels of oil equivalent (“MMBOE”) or 28,442 barrels of oil equivalent (“BOE”) per day, compared with 2004 production of 9.0 MMBOE or 24,665 BOE per day. The rise in production volumes was attributable to continued organic growth through waterflood, tertiary and conventional drilling projects, as well as through strategic acquisitions in existing core areas. Oil represented 66% and 74% of the Company’s total production volumes in 2005 and 2004, respectively. The Company’s realized commodity prices, including the effects of hedging, averaged $44.82 per barrel and $7.09 per Mcf during 2005, increases of 36% and 28%, respectively, from the prior year. On a combined basis, including the effects of hedging, prices increased 33% during 2005 to $44.05 per BOE from $33.07 per BOE in 2004.
     Net income for the fourth quarter of 2005 was $37.1 million, or $0.75 per diluted share, on revenues of $138.5 million. The Company’s comparative fourth quarter 2004 net income was $26.2 million, or $0.53 per diluted share, on revenues of $89.9 million. Cash provided by operating activities for the fourth quarter 2005 was $88.1 million, a 97% increase from the $44.7 million reported for the same period last year.
     Fourth quarter 2005 production averaged 30,654 BOE per day, a 17% increase from 26,096 BOE per day for the same period in 2004. Encore’s realized commodity prices, including the effects of hedging, averaged $47.90 per barrel and $8.53 per Mcf during the fourth quarter of 2005, increases of 29% and 35%, respectively, from the same period of 2004. On a combined basis, including the effects of hedging, prices increased 31% during the fourth quarter of 2005 to $49.09 per BOE from $37.43 per BOE in the same period in 2004.
Year-End Reserves
     As previously announced, the Company’s independent petroleum engineers, Miller and Lents, Ltd., estimated proved oil and gas reserves increased by 13% to 196 MMBOE as of December 31, 2005.
Operations Update
     The Company finished 2005 with total oil and natural gas related capital expenditures of $574.4 million. The Company invested $247.9 million in property acquisitions for 2005, primarily for the Crusader, Headington, and Kerr-McGee properties. The Company invested $326.5 million in its development, exploitation, and exploration programs, drilling 327 gross (210.6 net) wells.

Liquidity Update
     At December 31, 2005, long-term debt, net of discount, was $673.2 million, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, $150 million of 7.25% Senior Subordinated Notes due 2017, and $80 million of bank debt under the existing credit facility.
Amendment of Corporate Governance Guidelines
     On February 16, 2006, the Company’s Board of Directors amended Section 1 of the Company’s Corporate Governance Guidelines to add the following at the end thereof:
In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Company press releases typically are distributed.
Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee selected from their group to consider the resignation offers and recommend to the Board whether to accept them. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
99.1 Press Release Dated February 16, 2006 regarding fourth quarter and full year 2005 results

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE ACQUISITION COMPANY

Date: February 16, 2006	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Accounting Officer and
Controller

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release Dated February 16, 2006 regarding fourth quarter and full year 2005 results